Exhibit 99.1

DIRTT Releases Q1 2020 Financial Results

CALGARY, Alberta, May 6, 2020 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT,” the “Company,” “we” or “us”) (TSX: DRT, NASDAQ: DRTT), an interior construction company that uses technology for client-driven design and manufacturing, today announced its financial results for the three months ended March 31, 2020. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

First Quarter 2020

•	Revenue of $41.0 million

•	Gross profit margin of 27.6%

•	Adjusted Gross Profit Margin[1] of 38.0%

•	Net loss of $5.3 million or $(0.06)/share

•	Net loss margin of (13.0)%

•	Adjusted EBITDA[1] of $(5.5) million

•	Adjusted EBITDA Margin[1] of (13.4)%

•	$43.5 million cash balance

Notes:	(1) See “Non-GAAP Financial Measures”. We have revised our calculations of Adjusted Gross Profit Margin and Adjusted EBITDA for the periods presented.

Management Commentary

“Revenues for the first quarter of $41.0 million were generally in line with our expectations, despite the onset of the COVID-19 pandemic in March,” stated Kevin O’Meara, chief executive officer.

“As the threat of COVID-19 emerged, we took decisive measures to keep our employees safe, maximize liquidity and prudently manage our expenses. First, we implemented work-from-home policies for our non-factory workforce and instituted strict access restrictions and social-distancing measures within our factories, all consistent with protocols required and recommended by health authorities. We also eliminated or deferred uncommitted non-critical spending; supplemented our existing cash on hand via entering into new capital lease facilities; and reached an agreement in principal, subject to completion of final documentation, to allow additional covenant flexibility in our revolving credit facility, which remains currently undrawn. To further mitigate costs and right size our capacity, we reduced production staffing in January and April and as a result, our plant headcount is now 25% lower than at year end.

“While the duration and ultimate impacts of this pandemic cannot yet be determined, we believe DIRTT’s innovation, manufacturing excellence, and nimble commercial execution all remain key advantages in commercial construction. We are taking a targeted approach to executing our strategic plan while conserving financial liquidity, which we believe will allow us to emerge as an even stronger leader in the prefabricated construction market as the pandemic abates. Since January, that approach has included hiring another regional sales director, upgrading our sales management, enhancing our sales and marketing tools and adding two new distribution partners in April.

“While we have slowed down hiring within our commercial organization, we are moving forward with filling key positions to round out our capabilities. We will also move forward with the sales and marketing tools that we believe will enhance our sales performance for a nominal cost. We expect that commissioning activities for our new South Carolina plant will begin in the second half of 2020, with commercial operations expected to commence in the first half of 2021. With the establishment of our capital lease facility, we believe the incremental commissioning cash cost of approximately $4.0 million, of which approximately $2.0 million will be financed, is a prudent investment that will eliminate single-plant risk and will, we believe, create significant cost savings through material and labor efficiencies as well as logistics improvements.”

Mr. O’Meara concluded, “While it is impossible to predict COVID-19’s near- and long-term impact on how organizations use their space and thus commercial construction activity levels, we believe the current crisis may present new opportunities, such as increased investment in healthcare infrastructure and the need for flexibility as people begin to re-occupy their existing work spaces. Nevertheless, we remain prepared to take further actions as necessary if economic or industry conditions deteriorate. Whatever the ultimate timing and pace of economic recovery, our goal is to have a strong financial position and the organizational capabilities to enable us to target the market segments where we can be most effective and grow our market share.”

First Quarter Financial Review

Revenues for the first quarter of 2020 were $41.0 million compared to $65.1 million reported in the first quarter of 2019. In the first quarter of 2020, we experienced the ongoing effects of disruption in sales activity levels, particularly with respect to larger size projects, stemming from the distraction of rebuilding our management team and sales and marketing function during 2018 and 2019.

Correspondingly, gross profit for the first quarter of 2020 declined to $11.3 million from $23.6 million in the prior year period. Gross profit margin decreased to 27.6% of revenue in the first quarter from 36.3% in the prior year period, but up from 25.3% in the fourth quarter of 2019.

Gross profit was impacted by reduced fixed cost leverage on lower revenues and excess labor capacity prior to headcount reductions. During the quarter, we took steps to manage our excess labor capacity, including a previously disclosed reduction in production staffing by 14%. In April, we made a further 12% reduction and undertook planned factory curtailments and reduced shift lengths. These actions realigned our capacity with currently expected activity levels, but we retain the flexibility to expand capacity quickly in the future as needed.

Adjusted Gross Profit Margin in the first quarter decreased to 38.0% from 39.6% in the prior year period but increased from 33.4% in the fourth quarter of 2019. In the quarter, we separately classified $2.0 million as costs related to our under-utilized capacity in cost of sales. Adjusted Gross Profit Margin excludes the costs of under-utilized capacity.

Sales and marketing expenses decreased to $7.4 million for the first quarter of 2020 from $7.8 million in the prior year period. The decline was caused primarily by decreased commission expense on lower revenue.

General and administrative expenses increased to $7.8 million for the first quarter of 2020 from $6.9 million for the prior year period. The increase was due primarily to higher professional fees of $0.8 million due to ongoing litigation matters. In the first quarter of 2020 we recorded expected credit losses of $0.6 million against our accounts receivable balance. Additionally, in the first quarter of 2019 we incurred $0.7 million of costs related to the listing of our common shares on Nasdaq.

Operations support expenses of $2.5 million in the first three months of 2020 were consistent with the prior year period.

Technology and Development expenses increased to $2.2 million for the first quarter of 2020 from $2.1 million in the prior year period due primarily to an increase in headcount partially offset by a $0.5 million increase in capitalized software development costs for the three months ended March 31, 2020.

Net loss for the first quarter of 2020 was $5.3 million or $(0.06) per share consistent with a net loss of $5.3 million or $(0.06) per share for the first quarter of 2019. The loss remained flat as a result of changes in gross profit and operating expenses as described above, offset by lower stock-based compensation and reorganization expenses as well as increased foreign exchange gains and income tax recoveries. Net loss for the three months ended March 31, 2019 included $6.4 million of stock-based compensation expense and $2.6 million of reorganization expenses, compared to $0.5 million and $nil, respectively, in the same period of 2020. Net loss margin was (13.0)% for the first quarter of 2020.

Adjusted EBITDA and Adjusted EBITDA Margin for the three months ended March 31, 2020 decreased to a loss of $(5.5) million or (13.4)% from earnings of $7.7 million or 11.9% in the same period of 2019. This reflects a $10.2 million decrease in Adjusted Gross Profit and $2.0 million of costs of underutilized capacity, discussed above; $0.8 million of higher litigation costs in 2020; and $0.6 million increase to provision for expected credit losses. Additionally, in the first quarter of 2019 we incurred $0.7 million of costs related to the listing of our common shares on Nasdaq. These reductions in Adjusted EBITDA were partially offset by reductions in variable compensation provisions and other cost reductions.

Conference call and webcast details

A conference call and webcast for the investment community is scheduled for Thursday, May 7, 2020 at 8:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Kevin O’Meara, chief executive officer, Geoff Krause, chief financial officer and Kim MacEachern, director of investor relations.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in 10 minutes prior to the start time. Click here to listen to the live webcast.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the call start.

A replay of the call and webcast will be available from 11:00 a.m. MDT (1:00 p.m. EDT) on May 7, 2020 until 9:59 p.m. MDT (11:59 p.m. EDT) on May 14, 2020.

•	By phone at +1-855-859-2056 with passcode 1083376

•	Online

•	On DIRTT’s website

Statement of Operations

The following unaudited table presents DIRTT’s consolidated statements of operations for the three-month periods ended March 31, 2020 and 2019.

Unaudited	Three months ended March 31
($000’s)	2020	2019
Product revenue	40,299	63,840
Service revenue	682	1,221

Total revenue	40,981	65,061

Product cost of sales	27,290	40,068
Costs of under-utilized capacity	2,010	—
Service cost of sales	366	1,389

Total cost of sales	29,666	41,457

Gross profit	11,315	23,604

Expenses
Sales and marketing	7,408	7,787
General and administrative	7,825	6,897
Operations support	2,532	2,482
Technology and development	2,165	2,117
Stock-based compensation	461	6,447
Reorganization	—	2,639

Total operating expenses	20,391	28,369

Operating loss	(9,076)	(4,765)

Foreign exchange (gain) loss	(2,319)	519
Interest income	(138)	(54)
Interest expense	35	49

	(2,422)	514

Loss before tax	(6,654)	(5,279)

Income taxes
Current tax expense (recovery)	(581)	152
Deferred tax recovery	(745)	(166)

	(1,326)	(14)

Net loss	(5,328)	(5,265)

Loss per share
Basic and diluted loss per share	(0.06)	(0.06)

Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

For the current period, we removed the impact of all foreign exchange gains and losses from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-on-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We have presented a reconciliation to our prior calculation of Adjusted EBITDA for all periods presented. Additionally, in the current period, we have excluded from Adjusted Gross Profit costs associated with under-utilized capacity. Fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred.

Reorganization expenses, impairment expenses, depreciation and amortization, stock-based compensation expense, and foreign exchange gains and losses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these expenses provides investors and management with greater visibility into the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit, as previously presented	Gross profit before deductions for depreciation and amortization

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA, as previously presented	EBITDA adjusted for non-cash foreign exchange gains or losses on debt revaluation; impairment expenses; stock-based compensation expense; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA	EBITDA adjusted for foreign exchange gains or losses; impairment expenses; stock-based compensation expense; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three-month periods ended March 31, 2020 and 2019 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

Unaudited	Three months ended March 31,
($000’s)	2020	2019
Net loss for the period	(5,328)	(5,265)
Add back (deduct):
Interest Expense	35	49
Interest Income	(138)	(54)
Income Tax Recovery	(1,326)	(14)
Depreciation and Amortization	3,132	3,395

EBITDA	(3,625)	(1,889)
Stock-based Compensation Expense	461	6,447
Non-cash Foreign Exchange Gain on Debt Revaluation	—	(211)
Reorganization Expense	—	2,639

Adjusted EBITDA, as previously presented	(3,164)	6,986

Other Foreign Exchange (Gains) Losses	(2,319)	730

Adjusted EBITDA	(5,483)	7,716

Net Loss Margin	(13.0)%	(8.1)%

Adjusted EBITDA Margin, as previously presented	(7.7)%	10.7%

Adjusted EBITDA Margin	(13.4)%	11.9%

The following unaudited table presents a reconciliation for the three-month periods ended March 31, 2020 and 2019 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

Unaudited	Three months ended March 31,
($000’s)	2020	2019
Gross profit	11,315	23,604
Gross profit margin	27.6%	36.3%
Add: Depreciation and Amortization Expense	2,261	2,180

Adjusted Gross Profit, as previously presented	13,576	25,784
Add: Costs of under-utilized capacity	2,010	—

Adjusted Gross Profit	15,586	25,784

Adjusted Gross Profit Margin, as previously presented	33.1%	39.6%

Adjusted Gross Profit Margin	38.0%	39.6%

Special Note Regarding Forward-Looking Statements

Certain information and statements contained in this news release constitute “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and within the meaning of applicable Canadian securities laws. The Company hereby cautions investors about important factors that could cause the Company’s actual results or outcomes to differ materially from those projected in any Forward-Looking Information contained in this news release. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “target,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. In particular, this news release contains Forward-Looking Information with respect to, among other things, the impact of COVID-19 on our business; the ability and timing of completion of amendments to the covenants in our revolving credit facility; our beliefs about our innovation, manufacturing and commercial execution capabilities, and our ability to leverage those capabilities into advantages in commercial construction; our ability to enhance our sales performance for a nominal cost; our expectation to commission our new South Carolina plant in the second half of 2020 and commence commercial operations in the first half of 2021; the expected cost of commissioning our new South Carolina plant, and the expected sources of funding; the expected impacts of commissioning our new South Carolina plant, including reducing single plant risk and creating significant cost savings and logistical improvements; and our expectations regarding the impact COVID-19 may have on new opportunities. Forward-Looking Information is based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. Forward-Looking Information necessarily involves unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Factors that could have a material effect on our business, financial condition, results of operations and growth prospects include, but are not limited to: competition in the interior construction industry; global economic, political, health and social conditions and financial markets, including those related to pandemics; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; labor overcapacity or shortages and disruptions in our manufacturing facilities; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies or disruption in the supply chain of certain key components and materials; our ability to balance capacity within our existing manufacturing facilities; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other factors and risks described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission.

Since actual results or outcomes could differ materially from those expressed in the Forward-Looking Information provided by or on behalf of the Company, investors and others should not place undue reliance on any such Forward-Looking Information.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. DIRTT works with nearly 100 partner locations globally. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT.” For more information, visit dirtt.com/investors.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539